                                   EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)


                                             Three Months         Six Months
                                            Ended June 30,      Ended June 30,
                                            ---------------     ---------------
                                             1997    1996         1997    1996
                                            -----   -----        -----   -----
Net Income                                  $  66   $  53        $ 123   $ 115
Preferred Stock Dividends                      (5)     (5)          (9)     (9)

 Income Applicable to Common Shares         $  61   $  48        $ 114   $ 106
                                            =====   =====        =====   =====

Primary:
 Average Common Shares Outstanding           93.4    93.2         93.4    93.2
                                            =====   =====        =====   =====

Fully Diluted:
 Average Common Shares Outstanding           93.4    93.2         93.4    93.2
 Common Stock Equivalents - Options/(1)/       .1      .1           .1      .1
 Conversion of Series A Preferred Stock       9.6     9.6          9.6     9.6
                                            -----   -----        -----   -----

  Fully Diluted Average Common
    Shares Outstanding                      103.1   102.9        103.1   102.9
                                            =====   =====        =====   =====

Primary Earnings per Common Share           $ .65   $ .52        $1.21   $1.13

Fully Diluted Earnings per Share            $ .64   $ .51        $1.19   $1.12


/(1)/ Common stock equivalents are not included in primary earnings per share because they are less than three percent dilutive.